Exhibit 11.1—Code of Conduct

COOKSON GROUP plc

CODE OF CONDUCT

Dear Fellow Employee:

I am pleased to introduce our new Code of Conduct which applies to all officers, employees, directors and agents of Cookson Group plc and its worldwide operations. The Code emphasises our commitment to ethics and compliance with the law, and sets forth basic standards of legal and ethical behaviour.

Ethics and high standards of behaviour are of critical importance in today’s global business world. The pursuit of the highest possible ethical standards must be as much a part of Cookson culture as any other facet of our operations.

Lasting business success is measured not just in earnings growth and a healthy balance sheet, but in the appropriateness with which we deal with those upon whom our success most depends—investors, customers, business associates, employees, and local communities. Truly successful businesses respect and reinvest in the societies from which they draw their strength.

We must always conduct our business affairs in a manner consistent with the Code’s principles. In many cases this will require exercise of considered judgment, and you are urged to consult your supervisor or other Group authority in case of doubt about the Code’s meaning or scope. You should not hesitate to report to management any failure in fully implementing the letter and spirit of the Code. You will never be disciplined because of a report made in good faith.

Together we are dedicated to our customers, product excellence and profitable growth, for these are the guarantees of our future. We must be equally dedicated to the principles set forth in our Code of Conduct.

Sincerely,

/s/ STEPHEN HOWARD
Stephen L. Howard Group Chief Executive

Customers, Products and Services

Cookson’s reputation for the highest standards of business conduct is an invaluable asset. We recognize that long-term, satisfied customer relations are essential to the attainment of Group goals. This means listening carefully to our customers’ product and service requirements. In dealing with existing and potential customers, suppliers and others with whom we deal (our Business Associates), we must maintain an unquestioned reputation for integrity in all of our business and civic dealings, and treat all Business Associates fairly, consistently and on the basis of mutual respect and trust.

To achieve these standards we will:

•	Provide consistently high quality products that are reliable, safe and meet customer needs.

•	Provide high quality, reliable after-sales service.

•	Provide clear, concise, useful, non-misleading information about products and services.

•	Safeguard the confidential information of others and not use their insider information for any improper Group business activity or personal gain.

•	Conduct all business dealings at arm’s length, including adherence to Group policy regarding conflicts of interest, gifts and bribes.

Shareholders & Other Investors

Providing attractive returns to shareholders on a long-term basis and otherwise protecting and advancing the interests of investors will remain a primary goal of Cookson. We must conduct our business in a responsible manner while engaging in careful risk-taking as an essential ingredient of business success. Particular care must be given to preserve and protect the Group’s assets by making prudent and effective use of resources. We will:

•	Provide to investors, on a regular and timely basis, true statements of account and a balanced assessment of the Group’s position which is easy to understand.

•	Strive always to engage in the best practices of corporate governance.

•	Treat all investors fairly and consistently and refrain from advantaging one investor class at the expense of another.

•	Be candid, honest and professional in performing our duties, in communications with our attorneys and auditors and in communicating our business policies, activities and prospects to the investor community.

Employees

Cookson’s goals and vision can only be met through the efforts of its employees. We must always deal with our fellow employees in good faith on the basis of respect for the dignity of the individual.

Job satisfaction requires working environments that motivate employees to be productive and innovative, and provide opportunities for employee training and development to maximise personal potential and careers within the Group. Listening carefully to our employees and involving them in improving productivity, work quality and conditions of employment will ensure our mutual success. We must:

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Ensure that recruitment, training, promotion, career development, termination and similar employment-related issues are based on individual ability, achievement, experience and conduct without regard to race, colour, nationality, culture, ethnic origin, religion, sex, sexual orientation, age, disability or any other reason not related to job performance or prohibited by applicable law.

•	Refuse to tolerate discrimination or harassment.

•	Remunerate employees based upon the value of their work and, to the extent practicable, the success of the business.

•	Keep our employees abreast of important developments affecting them and the Group’s vision, goals and plans.

•	Maintain effective procedures to resolve work-related disputes.

•	Keep employee records confidential to the maximum practicable extent.

Society & Local Community

Cookson seeks to be a good corporate citizen wherever we do business. We must observe all national and local laws, ordinances and regulations, including those regarding political activities and payment of taxes. Bribery is strictly prohibited. The Group shall never seek to gain any advantage through the inappropriate use of payments, business courtesies or other inducements. We will never offer or give any item of value to unlawfully influence (or where it might appear to be given to unlawfully influence) the conduct of any government official, Business Associate, competitor or anyone else.

We must:

•	Keep ourselves informed about local culture, encourage the sharing of experiences across the Group, and be adaptable, innovative and sensitive in our dealings with the local community.

•	Respect and take into account regional and local concerns, customs and traditions.

Health, Safety & the Environment

Health, safety and enviromental matters are mainstream management responsibilities. We will protect the health and safety of our customers, employees, contractors, visitors, the general public and others affected by our operations. Public concerns about health, safety and environmental aspects of our operations must be addressed constructively.

We must:

•	Provide healthy and safe working conditions for all employees.

•	Consider the likely environmental impact of new products and processes early in the development stage.

•	Minimise, make safe or, if practicable, prevent release of substances which could adversely affect human health or the environment.

•	Reduce waste by careful use of materials, energy, and other resources and maximise recycling opportunities.

•	Provide sufficient human and material resources and training to meet our health, safety and environmental commitments.

Conflicts of Interest

Employees, officers and directors have a duty of loyalty to the Group, and may not use their positions to profit themselves or others at the expense of the Group.

Personal interests that do, may or might appear to conflict with Group interests or improperly influence the performance of our duties must be avoided at all times.

We will:

•	Never engage in direct or indirect business, financial and other relationships, not on behalf of the Group, with outside concerns that do or may do business with or in competition with the Group without full disclosure to management regarding any such relationships.

•	Never represent the Group in any transaction in which an employee or related party has a material personal interest without full disclosure to management.

•	Never improperly disclose or otherwise use confidential or inside information of or about the Group or Business Associates particularly for personal advantage.

•	Never compete or assist others to compete with the Group.

•	Never serve on any external board unless such board membership is disclosed to management and found not to conflict with Group interests.

•	Never solicit or accept any money for personal gain from any Business Associate or competitor.

•	Never accept from any Business Associate or competitor any non-monetary gift, service or other thing if it would, may or might appear to improperly influence the performance of Group duties, if it might appear to be excessive, or if it cannot be reciprocated at the same level.

Competitors

We compete vigorously, but honestly. We will:

•	Never discuss or release proprietary or confidential information, with or to competitors.

•	Refrain from acquiring information regarding a competitor by underhand means.

•	Never engage in restrictive and collusive trade practices or abuse any market position.

•	Refrain from engaging in unfair competition, including false or misleading comments or claims about Cookson, competitors or products.

Making Sure It Works

These policies will be reviewed regularly. We will also monitor the way in which they are followed. Employees are encouraged to discuss with management any genuine concerns about behaviour or decisions which conflict with the letter or spirit of our Code of Conduct.

High ethical standards and compliance with the law are now major contributors to the success of the corporation. This Code of Conduct must therefore be central to the way in which Cookson does business.

11/1999